May 4, 2006

Frank J. Cotroneo

11709 High Drive

Leawood, KS 62211

Dear Frank:

I am very happy to confirm Acxiom’s offer of a full-time Associate position in the role of Chief Financial Officer (CFO). Your starting date of employment is May 15, 2006.

The specific components of your compensation package are outlined below:

1.	Your base salary will be in the amount of $16,666.67 per pay period, which computes to $400,000.00 annually. Paychecks are issued on the fifteenth and the last working day of each month.

2.

Your annual cash incentive opportunity will be 65% of your base pay. Incentive payments are calculated quarterly based on attainment of financial targets up to the target incentive. You must be employed on the date of payout to receive payment.

The following represents a breakdown of your compensation package:

Dollars

Base Salary	$400,000.00
Cash Incentive Opportunity	$260,000.00
(at 100% attainment)

Total Cash Compensation Opportunity	$660,000.00
(at 100% attainment)

3.	You will be eligible to participate in Acxiom’s benefits programs. Our benefits offerings include health, life, vision, dental, 401(k), and stock purchase plan, among others.

4.	You will receive an Executive Security Agreement and will be indemnified as outlined in the standard company Indemnity Agreement. Both will be effective on your start date of May 15, 2006.

5.

As part of your leadership role you are not limited to a fixed number of vacation and personal paid days off. This provides you with the flexibility you need as you strive to achieve a productive balance between your personal time and business requirements. You should note, however, that because you do not accrue paid days off, upon your termination you will not receive any compensation for personal or vacation time.

6.	Subject to Acxiom Board of Directors approval, we are pleased to offer you 25,000 restricted stock units which vest over a four year period.

Frank J. Cotroneo

May 4, 2006

7.

Acxiom will assist you with your relocation from Leawood, KS to Little Rock, AR per Acxiom’s relocation guidelines (see attached Relocation Summary, Attachment A), and in accordance with the attached Agreement to Pay Relocation (Attachment B). Total reimbursement by Acxiom will not occur until the Attachment B has been executed and returned to Acxiom.

8.

In the event that you are terminated outside of a change of control, and without “cause,” you will receive payment equal to 12 months base pay and the equivalent of 24 months of COBRA coverage paid in a lump sum at the time of your termination less applicable taxes and withholdings. In addition, you will receive any earned bonuses for the fiscal year in which the termination takes place less applicable taxes and withholdings. For the purposes of this letter, the definition of “Cause” shall be identical to the definition outlined in paragraph 1(a) of the Executive Security Agreement.

9.	Treatment of any and all equity compensation in the event of termination will be governed by the standard Acxiom policies and procedures in effect at the time of termination.

This offer is contingent upon verification of your references, a satisfactory criminal background investigation, your passing a pre-employment drug screening test, and presentation of evidence of your authorization to work in the United States. You are required to take your drug screening test within 48 hours of receipt of the New Hire Packet, which will be sent under separate cover. Once you have received the New Hire Packet, you can access the Quest Diagnostics website at www.questdiagnostics.com to locate a drug testing collection site within 20 miles of you. If you cannot find a site, please contact Pembrooke Occupational Health at 1-800-733-1676 (select “option 2” when prompted). When calling in, be sure to identify yourself as a “prospective employee for Acxiom Corporation, Customer Number 2461.” They will ask you for your name, address, and a contact phone number. They will either locate a site for you while you are on the phone or they may call you back with that information at a later time. Please be sure to take the Forensic Drug Testing Custody and Control Form with you to your appointment.

All forms necessary for your employment are included in the New Hire Packet, which again, will be sent under separate cover. These forms should be completed and returned in the envelope provided within 48 hours of receipt of this letter. Failure to return the enclosed forms within the specified time frame may result in a revised start date. Please refer to the New Hire Packet for additional details pertaining to each form.

As federal law requires, you will need to present, upon employment, acceptable forms of identification as proof of authorization to work in the United States. A list of acceptable documents is included in the New Hire Packet. You will need to bring these forms of identification with you on your first day. In the event that you will require some form of sponsorship by our company in order to secure work authorization, please contact Wendy Shirar at your earliest convenience, as the sponsorship process can often take many weeks to complete. If you have any other questions, please contact Wendy Shirar (Wendy.Shirar@acxiom.com or 501-342-0826) prior to your start date. You will also need to bring your social security card to complete setup of your payroll information.

Frank J. Cotroneo

May 4, 2006

I am looking forward to your being a part of the Acxiom team. Please feel free to contact me at 501-342-1302 if you have any questions.

Sincerely,

/s/ Charles D. Morgan

Charles D. Morgan

Acxiom Corporation

Enclosure:	Relocation at a Glance
Agreement to Pay Relocation

cc:	Tim McKenna (CWY0303-4)
Jeff Standridge (LIT0104)
Wendy Shirar (CWY0303-12)
Debbie Britton (CWY0303-01)
Judy Tipton (CWY0303-06)

NOTES: We assume that your employment with Acxiom would not cause you to violate any contract or agreement that you have with any current or prior employer. If these assumptions are incorrect, please notify Acxiom immediately. Your employment with Acxiom is not intended to and should not induce or require you to rely on, use, or disclose any confidential information or trade secrets of any current or prior employer. If you do not believe this to be accurate, you must also notify Acxiom immediately.

This letter is not intended to be and should not be considered an employment agreement or a guarantee of future compensation of any amount.